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                                 Exhibit 12.1

                     Pacific Century Financial Corporation
                   Statement Regarding Computation of Ratios
                Twelve Months Ended December 31, 2000 and 1999

(in millions of dollars)                                      2000      1999
Earnings:
1.  Income Before Income Taxes                               $180.0    $225.7
2.  Plus:  Fixed Charges Including Interest on Deposits       505.9     453.6
                                                             ------    ------
3.  Earnings Including Fixed Charges                          685.9     679.3
4.  Less:  Interest on Deposits                               286.0     261.2
                                                             ------    ------
5.  Earnings Excluding Interest on Deposits                  $399.9    $418.1


Fixed Charges:
6.  Fixed Charges Including Interest on Deposits             $505.9    $453.6
7.  Less:  Interest on Deposits                               286.0     261.2
                                                             ------    ------
8.  Fixed Charges Excluding Interest on Deposits             $219.9    $192.4

Ratio of Earnings to Fixed Charges:
  Including Interest on Deposits (Line 3 divided by Line 6)     1.4 x     1.5 x
  Excluding Interest on Deposits (Line 5 divided by Line 8)     1.8 x     2.2 x
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